Exhibit (h)(9)

SCHEDULE A

as last revised December 20, 2013

to the

SECOND AMENDED AND RESTATED EXPENSE LIMITATIONS AGREEMENT

dated November 21, 2011

between

ADVISORSHARES TRUST

AND ADVISORSHARES INVESTMENTS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit
WCM/BNY Mellon Focused Growth ADR ETF	1.25%
Accuvest Global Long Short ETF	1.50%
Peritus High Yield ETF	1.35%
Cambria Global Tactical ETF	1.25%
Ranger Equity Bear ETF	1.85%
Madrona Domestic ETF	1.25%
Madrona International ETF	1.25%
Madrona Global Bond ETF	0.95%
Meidell Tactical Advantage ETF	1.35%
TrimTabs Float Shrink ETF	0.99%
Accuvest Global Opportunities ETF	1.25%
STAR Global Buy-Write ETF	1.85%
QAM Equity Hedge ETF	1.50%
EquityPro ETF	1.25%
Pring Turner Business Cycle ETF	1.49%
Newfleet Multi-Sector Income ETF	0.75%
International Gold ETF	0.95%
Gartman Gold/Yen ETF	0.65%
Gartman Gold/Euro ETF	0.65%
Gartman Gold/British Pound ETF	0.65%
Athena International Bear ETF	1.50%
Sage Core Reserves ETF	0.35%
Treesdale Rising Rates ETF	1.25%
YieldPro ETF	1.25%
Sunrise Global Multi-Strategy ETF	1.75%

New funds and/or revised operating expense limits appear in bold.